Exhibit 99.1

The Chemours Company Reports Fourth Quarter and Full Year 2015 Results

Fourth Quarter 2015 Highlights

•	Net sales of $1.4 billion

•	Adjusted EBITDA of $132 million

•	Free cash flow of $175 million led by working capital release of ~$399 million

•	Adjusted Net Income of $5 million, or $0.03 per diluted share

•	Net loss of $86 million, or $0.48 per diluted share, after restructuring costs of $88 million and interest expense of $53 million

Other Highlights

•	Announced $140 million Aniline sale to The Dow Chemical Company

•	Reduced costs by $100 million in second half of 2015 through transformation initiatives

•	Reached agreement with DuPont and amended credit facility to further enhance liquidity

Full Year 2015 Highlights

•	Net sales of $5.7 billion

•	Adjusted EBITDA of $573 million

•	Adjusted Net Income of $143 million, or $0.79 per diluted share

•	Net loss of $90 million, or $0.50 per diluted share, after restructuring costs and impairment charges of $333 million and interest expense of $132 million

Wilmington, Del., February 23, 2016 - The Chemours Company (“Chemours”) (NYSE: CC), a global chemistry company with leading market positions in titanium technologies, fluoroproducts and chemical solutions, announced financial results for the fourth quarter and full year 2015.

Chemours President and CEO Mark Vergnano said, “In the fourth quarter, we continued to make significant progress on our transformation plan against an ongoing backdrop of challenging market conditions, which continued to negatively impact our financial results. We executed well in the areas that were within our control, resulting in approximately $100 million of lower costs during the second half of 2015. We also made significant progress on our strategic review of our Chemical Solutions portfolio, including the announced sale of the Beaumont Aniline facility, planned exit of the Reactive Metals business, and decision to retain the methylamines business.”

Fourth quarter net sales were $1.4 billion, a decrease of 12 percent from $1.5 billion in the prior-year quarter. Fourth quarter net loss was $86 million, or $0.48 per diluted share, versus net income of $79 million, or $0.44 per diluted share on a pro forma basis in the prior-year quarter. Adjusted EBITDA for the fourth quarter was $132 million versus $205 million in the prior-year quarter. Improved profitability in Fluoroproducts and Chemical Solutions were more than offset by 14 percent lower average prices in Titanium Technologies and approximately $66 million of unfavorable currency movements versus the prior-year quarter.

Sequentially, sales and Adjusted EBITDA in the fourth quarter decreased by $126 million and $37 million, respectively from the third quarter. This was primarily driven by seasonality in the Fluoroproducts segment, along with weaker TiO2 prices, weaker demand in consumer electronics for fluoropolymers and $7 million of unfavorable currency movements. Additional transformation savings resulted in lower structural costs in the quarter versus the third quarter 2015, and partially offset the unfavorable revenue drivers.

Titanium Technologies
In the fourth quarter, Titanium Technologies segment sales were $589 million, a 14 percent decline versus the prior-year quarter. Segment Adjusted EBITDA was $62 million, a 61 percent decline compared to the prior-year quarter. Lower year-over-year pricing and unfavorable currency reduced net sales by 14 percent and 6 percent, respectively. Higher year-over-year volume contributed to a 6 percent increase in revenue. Higher volumes in EMEA and North America were partially offset by lower volume in Latin America and parts of Asia Pacific versus the prior-year quarter. The higher volume and benefits from cost reductions were more than offset by lower prices and $37 million of unfavorable currency impacts.

Sequentially, versus the third quarter, sales and Adjusted EBITDA decreased 4 percent and 23 percent, respectively. Volume decreased by slightly less than 1 percent driven by seasonally lower demand in North America and China offset by higher volumes in Latin America. Global price decline of 3 percent and unfavorable currency movements of 1 percent were partially offset by lower costs, primarily associated with the benefits from the recent Edgemoor plant closure in the quarter versus the third quarter. In December 2015, Chemours announced a modest price increase across its TiO2 product lines for 2016.

Fluoroproducts
Fluoroproducts segment sales in the fourth quarter were $515 million, a decrease of 10 percent versus the prior-year quarter. Segment Adjusted EBITDA was $80 million, an increase of 10 percent versus the prior-year quarter. Lower sales were primarily the result of weaker demand for fluoropolymers in consumer electronics and industrial applications and unfavorable currency movements versus the previous year quarter. Growth from Opteon™, favorable product mix, and cost reductions contributed to the improvement in Adjusted EBITDA despite approximately $20 million of unfavorable currency movements versus the prior-year quarter.

Sequentially, versus the third quarter, sales decreased 10 percent, while Adjusted EBITDA decreased 12 percent. Lower sales were primarily the result of seasonally lower demand for refrigerants and increased competitive pressure for fluoropolymers versus the previous year quarter. Lower costs in the quarter were more than offset by unfavorable product mix and currency movements.

Chemical Solutions
In the fourth quarter, Chemical Solutions segment sales were $256 million, a 10 percent decline versus the prior-year quarter, primarily due to pass-through impact on prices of lower raw material costs. Segment Adjusted EBITDA was $16 million, $15 million above the prior-year quarter reflecting the timing of licensing income and lower operating costs in the methylamines business.

In the fourth quarter, the company took the first step in the Chemical Solutions strategic review process with the announced sale of its Beaumont Aniline facility to The Dow Chemical Company for $140 million. Also in the quarter, Chemours announced its intention to retain and improve the cost position of its methylamines business and shut down its reactive metals business (RMS). The shutdown of the Niagara RMS site is expected to deliver approximately $20 million of savings in 2017. The company expects to close the aniline transaction in the first quarter of 2016 and complete the strategic review of the remaining Chemical Solutions businesses by the middle of the year.

Corporate and Other
Corporate and Other represented a negative $26 million of Adjusted EBITDA. Fourth quarter expenses in Corporate and Other declined $3 million versus the prior-year quarter and were $16 million higher than the third quarter. The increase versus the third quarter was primarily related to the timing of expenditures.

A tax benefit of approximately $35 million was the result of restructuring and asset impairment charges recorded and recognized during the fourth quarter. For the 2016 full year, the company expects its cash tax rate to be in the mid-teens percentages.

Liquidity
On December 31, 2015, gross consolidated debt was $4.0 billion. Debt, net of cash, was $3.6 billion.

During the first quarter 2016, the company entered into an agreement with DuPont, contingent upon the credit agreement amendment described below, which provided for the extinguishment of payment obligations of cash and other working capital true-ups previously contemplated by the Separation Agreement. In addition, the agreement set forth an advance payment of approximately $190 million, which was paid to Chemours in February 2016, for certain goods and services that Chemours expects to provide to DuPont over the next 12 to 15 months.

Also in the quarter, the company and its lenders entered into an amendment of its existing credit agreement. The amendment changed the leverage covenant to the senior secured net leverage ratio, reduced the minimum levels of interest expense coverage ratio, extended the time during which company can add back benefits of announced cost reduction initiatives on a pro forma basis to Consolidated EBITDA, increased the amount of pro forma add backs, and reduced the revolver to $750 million. In aggregate, the company believes that these two agreements provide enhanced liquidity and flexibility to implement its transformation plan.

Today, February 23, 2016, the Board of Directors of Chemours declared a quarterly cash dividend of $0.03 per share on the company's common stock for the first quarter of 2016. The dividend will be paid on March 31, 2016 to stockholders of record as of the close of business on March 11, 2016.

Five-Point Transformation Plan
The company reported that cost actions taken in 2015 delivered approximately $100 million of savings in the second half of the year with about half of that amount coming in the fourth quarter. These initiatives are focused on reducing total controllable costs related to people, services, and facilities. The company reported approximately $60 million of lower SG&A1 and R&D costs during the second half of 2015 and reduced controllable plant fixed costs by approximately $40 million. These were achieved through the combination of headcount and other employee-related cost reductions, site closures, and procurement and productivity actions.

Outlook
Vergnano commented, “We are on track with our transformation plan and already have line of sight into the next $200 million of cost reductions for 2016. We believe our transformation plan will help us deliver Adjusted EBITDA above our 2015 performance and result in modestly positive free cash flow. Our expected 2016 financial performance will be influenced by our key initiatives, including cost reductions and the anticipated second half acceleration of Opteon™ adoption. Our outlook reflects our current visibility on market factors, such as currency movements, TiO2 pricing, and end-market demand.

Vergnano added, “By mid-2016, we expect to complete our strategic review of the remaining Chemical Solutions portfolio and be on our way to our capital spending target of $350 million in 2017 with a streamlined portfolio. In addition to the $100 million already saved in 2015, we are on track to reduce our structural costs by another $350 million and grow Adjusted EBITDA by $150 million through Opteon™ market penetration, Altamira expansion, and cyanides expansion. In total, we expect to deliver the $500 million of improvements by the end of 2017.”

Conference Call
As previously announced, Chemours will hold a conference call and webcast on Wednesday, February 24, 2015 at 8:30 AM EST. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours’ investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours’ investor website.

About The Chemours Company
The Chemours Company (NYSE: CC) helps create a colorful, capable and cleaner world through the power of chemistry. Chemours is a global leader in titanium technologies, fluoroproducts and chemical solutions, providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. Chemours ingredients are found in plastics and coatings, refrigeration and air conditioning, mining and oil refining operations and general industrial manufacturing. Our flagship products include prominent brands such as Teflon™, Ti-Pure™, Krytox™, Viton™, Opteon™ and Nafion™. Chemours has approximately 8,100 employees across 35 manufacturing sites serving more than 5,000 customers in North America, Latin America, Asia-Pacific and Europe. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC. For more, information please visit chemours.com.

1Reflects exclusions to Adjusted EBITDA

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to Adjusted net income (loss), Adjusted diluted income (loss) per share and Adjusted EBITDA, which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted net income (loss), Adjusted diluted income (loss) per share and Adjusted EBITDA to evaluate the company’s performance excluding the impact of certain non-cash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company’s financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” and materials posted to the website at investors.chemours.com.

Forward-Looking Statements
This press release contains forward-looking statements, which often may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning. These forward-looking statements address, among other things, our anticipated future operating and financial performance, business plans and prospects, transformation plans, resolution of environmental liabilities, litigation and other contingencies, plans to increase profitability, our ability to pay or the amount of any dividend, and target leverage that are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized. The matters discussed in these forward-looking statements also are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements as further described in the “Risk Factors” section of the information statement contained in the registration statement on Form 10 and other filings made by Chemours with the Securities and Exchange Commission. Chemours undertakes no duty to update any forward-looking statements.

# # #

The Chemours Company
Consolidated Statements of Operations
(Dollars in millions, except per share)

	Three months ended			Year ended
	December 31,			December 31,
	2015	2014		2015	2014
Net sales	$1,360	$1,549		$5,717	$6,432
Cost of goods sold	1,147	1,248		4,762	5,072
Gross profit	213	301		955	1,360
Selling, general and administrative expense	151	153		632	685
Research and development expense	29	33		97	143
Employee separation and asset related charges, net	88	—		333	21
Goodwill impairment	—	—		25	—
Total expenses	268	186		1,087	849
Equity in earnings of affiliates	4	2		22	20
Interest expense	(53)	—		(132)	—
Other (expense) income, net	(17)	3		54	19
(Loss) income before income taxes	(121)	120		(188)	550
(Benefit from) provision for income taxes	(35)	41		(98)	149
Net (loss) income	(86)	79		(90)	401
Less: Net income attributable to noncontrolling interests	—	—		—	1
Net (loss) income attributable to Chemours	$(86)	$79		$(90)	$400

Per share data
Basic (loss) earnings per share of common stock	$(0.48)	$0.44	[1]	$(0.50)	$2.21	[1]
Diluted (loss) earnings per share of common stock	$(0.48)	$0.44	[1]	$(0.50)	$2.21	[1]
Dividends per share of common stock	$0.03	N/A		$0.58	N/A

 1 On July 1, 2015, E. I. du Pont de Nemours and Company distributed 180,966,833 shares of Chemours' common stock to holders of its common stock. Basic and diluted (loss) earnings per common share for the three months and year ended December 31, 2014 were calculated using the shares distributed on July 1, 2015.

The Chemours Company
Consolidated Balance Sheets
(Dollars in millions)

	December 31, 2015	December 31, 2014
Assets
Current assets:
Cash	$366	$—
Accounts and notes receivable - trade, net	859	846
Inventories	972	1,052
Prepaid expenses and other	104	43
Total current assets	2,301	1,941
Property, plant and equipment	9,015	9,282
Less: Accumulated depreciation	(5,838)	(5,974)
Net property, plant and equipment	3,177	3,308
Goodwill	166	198
Other intangible assets, net	10	11
Investments in affiliates	136	124
Other assets	508	377
Total assets	$6,298	$5,959
Liabilities and equity
Current liabilities:
Accounts payable	$973	$1,046
Short-term borrowings and current maturities of long-term debt	39	—
Other accrued liabilities	454	352
Total current liabilities	1,466	1,398
Long-term debt	3,915	—
Other liabilities	553	464
Deferred income taxes	234	424
Total liabilities	6,168	2,286
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 181,069,751 shares issued and outstanding as of December 31, 2015)	2	—
Additional paid-in capital	775	—
DuPont Company Net Investment, prior to separation	—	3,650
Accumulated deficit	(115)	—
Accumulated other comprehensive (loss) income	(536)	19
Total Chemours stockholders' equity	126	3,669
Noncontrolling interests	4	4
Total equity	130	3,673
Total liabilities and equity	$6,298	$5,959

The Chemours Company
Consolidated Statements of Cash Flows
(Dollars in millions)

	Year Ended December 31,
	2015	2014	2013
Operating activities
Net (loss) income	$(90)	$401	$424
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	267	257	261
Amortization of deferred financing costs and issuance discount	8	—	—
Other operating charges and credits, net	7	18	13
Loss (gain) on sale of assets and businesses	9	(40)	(7)
Equity in earnings of affiliates, net of dividends received of $23, $19 and $19	—	1	(1)
Deferred tax benefit	(198)	(22)	(14)
Asset related charges	206	—	—
(Increase) decrease in operating assets:
Accounts and notes receivable - trade, net	(64)	4	(37)
Inventories and other operating assets	19	(29)	(75)
Increase (decrease) in operating liabilities:
Accounts payable and other operating liabilities	18	(85)	234
Cash provided by operating activities	182	505	798
Investing activities
Purchases of property, plant and equipment	(519)	(604)	(438)
Proceeds from sales of assets, net	12	32	14
Foreign exchange contract settlements	42	—	—
Investment in affiliates	(32)	(8)	—
Other investing activities	—	20	—
Cash used for investing activities	(497)	(560)	(424)
Financing activities
Proceeds from issuance of debt, net	3,491	—	—
Debt repayments	(10)	—	—
Dividends paid	(105)	—	—
Debt issuance costs	(79)	—	—
Cash provided at separation by DuPont	247	—	—
Net transfers (to) from DuPont	(2,857)	55	(374)
Cash provided by (used for) financing activities	687	55	(374)
Effect of exchange rate changes on cash	(6)	—	—
Increase in cash	366	—	—
Cash at beginning of year	—	—
Cash at end of year	$366	$—	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for:
Interest, net of amounts capitalized	$103	$—	$—
Income taxes, net of refunds	$53	$—	$—
Non-cash change in property, plant and equipment included in accounts payable	$45	$(11)	$—

The Chemours Company
Segment Financial and Operating Data (Unaudited)
(Dollars in millions)

Segment Net Sales	Three months ended			Year ended
	December 31,			December 31,
	2015	2014	Increase / (Decrease)	2015	2014	Increase / (Decrease)
Titanium Technologies	$589	$688	$(99)	$2,392	$2,937	$(545)
Fluoroproducts	515	575	(60)	2,230	2,327	(97)
Chemical Solutions	256	286	(30)	1,095	1,168	(73)
Net sales	$1,360	$1,549	$(189)	$5,717	$6,432	$(715)

Segment Adjusted EBITDA	Three months ended			Year ended
	December 31,			December 31,
	2015	2014	Increase / (Decrease)	2015	2014	Increase / (Decrease)
Titanium Technologies	$62	$160	$(98)	$326	$723	$(397)
Fluoroproducts	80	73	7	300	282	18
Chemical Solutions	16	1	15	29	17	12
Corporate and Other	(26)	(29)	3	(82)	(146)	64
Total Adjusted EBITDA	$132	$205	$(73)	$573	$876	$(303)

Adjusted EBITDA Margin	10%	13%		10%	14%

The Chemours Company
Segment Financial and Operating Data (Unaudited)
(Dollars in millions)

Quarterly Change in Net Sales from December 31, 2014
			Percentage change due to:
	2015 Net Sales	Percentage Change vs 2014	Local Price	Currency Effect	Volume	Portfolio / Other
Total Company	$1,360	(12)%	(6)%	(6)%	—%	—%

Titanium Technologies	$589	(14)%	(14)%	(6)%	6%	—%
Fluoroproducts	$515	(10)%	3%	(6)%	(7)%	—%
Chemical Solutions	$256	(10)%	(7)%	(3)%	—%	—%

Year-to-Date Change in Net Sales from December 31, 2014
			Percentage change due to:
	2015 Net Sales	Percentage Change vs 2014	Local Price	Currency Effect	Volume	Portfolio / Other
Total Company	$5,717	(11)%	(5)%	(4)%	(1)%	(1)%

Titanium Technologies	$2,392	(19)%	(12)%	(5)%	(2)%	—%
Fluoroproducts	$2,230	(4)%	2%	(4)%	—%	(2)%
Chemical Solutions	$1,095	(6)%	(5)%	(3)%	2%	—%

The Chemours Company
Reconciliations of Non-GAAP Information (Unaudited)

GAAP Net (Loss) Income to Adjusted EBITDA and Adjusted Net Income Reconciliations
(Dollars in millions)

	Three months ended		Year ended		Three months ended
	December 31,		December 31,		September 30,
	2015	2014	2015	2014	2015
Net (loss) income attributable to Chemours	$(86)	$79	$(90)	$400	$(29)
Non-operating pension and other postretirement employee benefit costs	(8)	4	(3)	22	(10)
Exchange losses (gains)	28	37	(19)	66	(44)
Restructuring charges	85	—	285	21	139
Asset impairments	3	—	73	—	70
Losses (gains) on sale of business or assets	9	(28)	9	(40)	—
Transaction, legal and other charges	17	—	17	—	—
Benefit from income taxes related to reconciling items [1]	(43)	(1)	(129)	(16)	(53)
Adjusted Net Income	5	91	143	453	73
Net income attributable to noncontrolling interests	—	—	—	1	—
Interest expense	53	—	132	—	51
Depreciation and amortization	66	72	267	257	70
All remaining provision for income taxes [1]	8	42	31	165	(25)
Adjusted EBITDA	$132	$205	$573	$876	$169

Adjusted earnings per share, basic [2]	$0.03	$0.50	$0.79	$2.50	$0.40
Adjusted earnings per share, diluted [2]	$0.03	$0.50	$0.79	$2.50	$0.40

1 Total of (benefit from) provision for income taxes reconciles to the amount reported in the statement of operations for the years ended December 31, 2015, 2014 and 2013.

2 On July 1, 2015, E. I. du Pont de Nemours and Company distributed 180,966,833 shares of Chemours' common stock to holders of its common stock. Basic and diluted (loss) earnings per common share for the three-months and year ended December 31, 2014 were calculated using the shares distributed on July 1, 2015.

CONTACT:

MEDIA:
Robert Dekker
Global Corporate Communications Leader
+1.302.773.4509
robert.dekker@chemours.com

INVESTORS:
Alisha Bellezza
Director of Investor Relations
+1.302.773.2263
investor@chemours.com